Exhibit 99.1

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax
March 30, 2015	PRESS RELEASE

TCPH Reports Financial Results for 2014;

Provides Guidance for 2015

LAKEVILLE, MN – Twin Cities Power Holdings, LLC (“TCPH” or the “Company”) today announced its financial results for the year ended December 31, 2014:

•	Total revenues for 2014 were $49,841,000 compared to $32,785,000 for 2013, an increase of 52.0%. 2014 revenues were in the guidance range previously provided for the year of $45 to $55 million.

•	Operating income[1] for 2014 totaled $6,440,000, up 78.4% from $3,610,000 earned in 2013, in the guidance range previously provided for the year of $6.0 to $8.0 million.

•	Net income for 2014 totaled $3,779,000, up 77.3% from $2,131,000 in 2013.

•	Comprehensive income for 2014 was $3,226,000, up 35.8% from 2013’s comparable figure of $2,374,000.

•	Our ratio of earnings to fixed charges as defined by the SEC[2] for 2014 was 2.47 times compared to 2.26 times for 2013, up 9.4%.

•	With respect to our balance sheet:
o	At December 31, 2014, our liquidity ratio (unrestricted cash, cash in trading accounts, and trade receivables divided by total assets) declined to 81.1% compared to 85.4% at December 31, 2013;
o	Our debt-to-total capital ratio (total debt divided by total debt plus equity) increased to 87.7% at December 31, 2014 from 68.2% at year-end 2013; and
o	Our debt-to-equity ratio (total debt divided by total equity) increased to 7.15 times at December 31, 2014 from 2.14 times at December 31, 2013.

•	Based on our assessment of market conditions, we are establishing guidance that revenues for 2015 should be in a range of $55 to $65 million (up from 2014’s range of $45 to $55 million) with operating income of $6 to $8 million (the same as for 2014).

In the short term, wholesale electricity price levels and changes are driven by supply and demand. Demand is affected by the weather while supply is driven by generation or transmission outages and fuel prices, particularly for natural gas. Generally, the Company’s greatest opportunities to generate trading revenues and profits occur during periods of market turbulence, when the near-term forecast for supply or demand is more likely to be inaccurate.

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[1]	Previously we gave guidance on net income, but believe that operating income is the more relevant measure for our debt holders.
[2]	As defined by the SEC, the ratio of earnings to fixed charges is "earnings" (the sum of income before taxes and fixed charges) divided by "fixed charges" equal to interest expense, one-third of operating lease rental expense to approximate interest, and amortization of deferred financing costs.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax
March 30, 2015	PRESS RELEASE

Normal weather (1984-2013 average) for the U.S. is 4,326 heating degree-days and 1,307 cooling degree-days[3]. Overall, 2014 was a bit colder than 2013 with 4,607 versus 4,519 HDD (88 or 2% more) and 1,271 versus 1,273 CDD (-2 fewer). In terms of electricity consumption, cooling degree-days and heating degree-days are not necessarily equal. For example, many people will not turn on their air conditioners until the outside temperature reaches 75° or more and CDDs are measured from a base of 65°. Furthermore, air conditioning always uses electricity while other fuels such as natural gas or fuel oil often provide heat.

“In Q1 2014, the sustained cold of the “polar vortex” and the exceptional volatility of the electricity markets represented very advantageous trading opportunities and we set revenue and profitability records. The average for the benchmark PJM West Hub peak price during the first quarter was $102.50/MWh with a standard deviation of $97.51 and a trading range of $37.15 to $655.75 – extremely favorable trading conditions. However, the market for the rest of the year was not so favorable. PJM West Hub peak averaged $44.26/MWh with a standard deviation of $8.13 and a trading range of $26.49 to $80.65 – very modest volatility with lackluster trading opportunities”, said Tim Krieger, TCPH’s Chief Executive Officer.

Overall, for 2014, PJM West Hub peak averaged $58.65/MWh with a high of $655.75, a low of $26.49, and a standard deviation of $54.81. For comparison, the average during 2013 was $43.26/MWh with a standard deviation of $14.69 and a trading range of $29.70 to $153.85. For 2014, the benchmark Henry Hub natural gas spot price averaged $4.37/MMBtu compared to $3.73 for 2013. Furthermore, weekly storage levels averaged 2,222 BCF for 2014 or about 22% below the 5-year average of 2,833 BCF and 22% below 2013’s figure of 2,784 BCF.

“2014 showed the continuation of a recovery in our wholesale trading business from the unusually depressed market conditions that characterized 2012. Also, in November, we settled the long-running FERC investigation into the activities of the three Canadian traders who were fired by the Company months before the investigation began for $3.6 million. While we took the full hit to our equity in 2014, from a cash perspective, the settlement will be paid out over about 4 years”, Mr. Krieger continued.

"For retail, 2014 was largely a year of consolidation. While our profitability in the segment is not yet what we would like it to be, we are now licensed in 8 of the 14 states with full retail choice markets and believe that there are significant growth opportunities for us in all 14 of these geographies and Canada”, concluded Mr. Krieger.

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[3]	A “degree-day” compares outdoor temperatures to a standard of 65°F. Hot days require energy for cooling and are measured in cooling degree-days (“CDD”) while cold days require energy for heating and are measured in heating degree-days (“HDD”). For example, a day with a mean temperature of 80°F would result in 15 CDD and a day with a mean temperature of 40°F would result in 25 HDD.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax
March 30, 2015	PRESS RELEASE

About Twin Cities Power Holdings, LLC

Twin Cities Power Holdings, LLC is a Minnesota limited liability company that serves as a holding company and is headquartered at 16233 Kenyon Ave, Suite 210, Lakeville, MN 55044, telephone 952-241-3103. More information about the Company is available at www.twincitiespower.com.

The Company trades electricity for its own account in wholesale markets regulated by the Federal Energy Regulatory Commission as well as other energy-related derivative contracts on exchanges regulated by the Commodity Futures Trading Commission. The Company also holds retail electricity supplier licenses from the states of Connecticut, Maryland, Massachusetts, New Hampshire, New Jersey, Ohio, Pennsylvania, and Rhode Island. See www.townsquareenergy.com and www.discountenergygroup.com.

While the equity of TCPH is privately held, our Renewable Unsecured Subordinated Notes are registered with the SEC and may be purchased by residents of California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, South Dakota, Texas, Utah, Vermont, and Wisconsin. To obtain an investment kit, visit www.tcpnotes.com. To check our most recent interest rate offerings, visit www.sec.gov, select “Filings”, “Company Filings Search”, enter “Twin Cities Power” in the company name box, and click the Search button. Our most current interest rate offerings are found in the most recent Rule 424(b)(2) prospectus supplement filings.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as: "may", "will", "expect", "anticipate", "believe", "estimate" "continue", "predict", or other similar words making reference to future periods, including expectations of 2014 revenues and operating income. In addition, forward-looking statements include statements regarding our intent, belief, or current expectation about trends affecting the markets in which we participate, our businesses, financial condition, and growth strategies, among other things. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in forward-looking statements as a result of various factors, including, but not limited to, those set forth in the "Risk Factors" sections of our filings with the Securities and Exchange Commission.

If any of the events described in these "Risk Factors" occur, they could have a material adverse effect on our business, financial condition, and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in our SEC filings, in mind. You should not place undue reliance on any forward-looking statement. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this press release.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax
March 30, 2015	PRESS RELEASE

Non-GAAP Financial Measures

TCPH’s press releases and other communications may include certain “non-GAAP financial measures”, defined as a numerical measure of a company's financial performance, financial position, or cash flows that excludes, or includes, amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements.

Non-GAAP financial measures utilized by the Company include presentations of coverage ratios, liquidity measures, and debt-to-equity ratios. The Company’s management believes that these non-GAAP financial measures provide useful information and enables investors and analysts to more accurately compare the Company's ongoing financial performance over the periods presented.

Investor Relations Contact

Wiley H. Sharp III

VP - Finance & CFO, 952-241-3105

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax
March 30, 2015	PRESS RELEASE

Twin Cities Power Holdings, LLC & Subsidiaries
U.S. dollars in thousands	For & at years ended Dec 31,
	2014	2013
Statement of Operations Data
Wholesale trading revenue, net	$38,612	$25,306
Retail electricity revenue	11,229	7,480
Net revenue	49,841	32,785
Total costs of revenues & operations	43,402	29,176

Operating income	6,440	3,610
Interest expense	(2,293)	(1,502)
Interest income	143	30
Other income (expense), net	(510)	2

Income before taxes	3,779	2,140
Tax provision (benefit)	–	9
Net income	3,779	2,131

Preferred distributions.	(549)	(549)
Net income attributable to common	3,230	1,582

Foreign currency translation adjustment	661	(201)
Change in fair value of cash flow hedges	(1,220)	439
Unrealized gain on investment securities	5	6
Comprehensive income	$3,226	$2,374

Ratio of earnings to fixed charges	2.47x	2.26x

Balance Sheet Data
Cash - unrestricted	$2,397	$3,190
Cash in trading accounts	20,987	10,484
Trade receivables	2,394	1,315
Other current assets	841	639
Total current assets	26,619	15,630
Equipment & furnishings, net	763	504
Other assets, net	4,389	1,428
Total assets	$31,770	$17,562

Revolving, demand, and current debt	$8,652	$5,123
Trade payables	1,544	1,036
Accrued expenses	5,133	1,343
Other current liabilities	583	250
Total current liabilities	15,912	7,751
Long term debt	10,636	5,062
Other long term liabilities	2,524	–
Total liabilities	29,072	12,813

Series A preferred equity	2,745	2,745
Common equity	(194)	1,303
Accumulated comprehensive income	147	700
Total equity	2,698	4,748
Total liabilities & equity	$31,770	$17,562

Liquidity, percent of total assets	81.1%	85.4%
Debt to total capital ratio	87.7%	68.2%
Debt to equity ratio	7.15x	2.14x

1 - "Earnings" are equal to income before taxes, interest expense, and one-third of operating lease rental expense. "Fixed charges" include interest expense plus one-third of operating lease rental expense to approximate the interest component attributable to such rent expense, with the remaining two-thirds considered to be depreciation.

2 - "Liquidity" includes cash - unrestricted, cash in trading accounts, and trade receivables.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax
March 30, 2015	PRESS RELEASE

This chart shows the volatility in PJM West Hub power prices from January 2013 to December 2014. Our revenues generally correspond to weather-driven volatility or lack thereof, but other factors come into play as well, which might cause revenues to correlate less directly to volatility. Among others, these factors include the size and nature of the trades we may or may not have in place when and if the market moves, as well as the duration of profitable trading opportunities. As shown in the graph below, much of 2014’s volatility occurred in the first quarter during the “polar vortex”.

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